Exhibit 99.1





[XL CAPITAL LOGO OMITTED]

                                                  XL Capital Ltd
                                                  XL House
                                                  One Bermudiana Road
                                                  P. O. Box HM 2245
                                                  Hamilton HM JX
                                                  Bermuda

                                                  Phone: (441) 292-8515
                                                  Fax:   (441) 292-5280

NEWS RELEASE

Contact:  Scott C. Hoy                            Roger R. Scotton
          Investor Relations                      Media Contact
          (441) 294-7201                          (441) 294-7165

            XL CAPITAL LTD REPORTS SECOND QUARTER 2004 NET INCOME OF
                  $363.6 MILLION, OR $2.62 PER ORDINARY SHARE

              Record First-Half 2004 Net Income of $815.8 million,
                          or $5.88 per ordinary share

HAMILTON, BERMUDA, July 28, 2004 -- XL Capital Ltd ("XL" or the "Company") (NYSE: XL) today reported net income available to ordinary shareholders for the quarter ended June 30, 2004 of $363.6 million, or $2.62 per ordinary share, compared with $347.7 million, or $2.51 per ordinary share, for the quarter ended June 30, 2003. Annualized net income return on ordinary shareholders' equity for the quarter was 21.7% compared with 20.8% for the year ago quarter.

'Net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit and investment derivative instruments, net of tax', for the quarter increased 15% to $308.9 million, or $2.23 per ordinary share, compared with $268.6 million, or $1.94 per ordinary share, for the year ago quarter. Annualized return on ordinary shareholders' equity on the same basis was 18.4% compared with 16.1% for the year ago quarter. See below for a reconciliation of 'net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit and investment derivative instruments, net of tax' to net income available to ordinary shareholders.


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

"XL delivered its second highest level of quarterly net income ever this quarter, after our record performance in the first quarter. These results underscore the increasing value of our global diversified platform, significantly expanded product capabilities and focus on improving penetration of existing customer relationships," said Brian O'Hara, President and Chief Executive Officer of XL.

"The combined ratio for our general operations in the quarter was 87.6%, reflecting the strength of our underwriting discipline and continued solid market fundamentals, despite increasing competition in certain product lines."

"Our Life and Annuity operations continue to gain critical mass. During the quarter we completed a single premium annuity reinsurance transaction, representing $898 million in up-front premium, with a major UK life insurance company. This was the fourth transaction with up-front premium in excess of $500 million that we have completed since entering the business in 1999."

"We continue to deliver strong returns to shareholders, with net income return on ordinary shareholders' equity for the quarter of 21.7%, and 18.4% excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit and investment derivative instruments, net of tax," said Mr. O'Hara.

For the six months ended June 30, 2004, net income available to ordinary shareholders increased 39% over the year ago period to a record $815.8 million, or $5.88 per ordinary share. 'Net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit and investment derivative instruments, net of tax' for the same period increased 23% to $637.7 million or $4.60 per ordinary share.

Second Quarter 2004 Highlights (versus second quarter of 2003, unless noted):

     o Net premiums written from general operations increased 24% to $1.7 billion

     o    Combined ratio from general operations improved 4.6 points to 87.6%

     o    Net investment income increased 23% to $235.2 million

     o Cash flow from operations of $1.4 billion, or $1.9 billion including structured and spread transactions

     o    Total net invested assets of $28.5 billion, up 12% from December 31,
          2003

     o    Total assets of $45.5 billion, up 12% from December 31, 2003

     o Book value per ordinary share was $47.40, up from $46.74 at December 31, 2003


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


SEGMENT HIGHLIGHTS:

Insurance Operations

Underwriting profit for the quarter was $109.8 million, an increase of 41% over the second quarter of 2003. Net premium written increased 36% to $1.2 billion, driven primarily by higher new business volumes, commutations on certain reinsurance treaties, greater retentions on new and existing product lines and the impact of favorable foreign exchange movements. The combined ratio improved
2.3 points compared with the 2003 second quarter to 89.7%, driven by a 2.4 point improvement in the acquisition expense ratio, due primarily to changes in product mix. The loss ratio in the quarter of 63.8% was essentially flat versus the 2003 second quarter. During the quarter, the Company announced two important new initiatives within this segment: the launching of its whole account commercial property initiative with capacity of up to $500 million and the commencement of primary directors' and officers' liability coverage in Europe.

Reinsurance Operations

General Operations - Underwriting profit from General Operations for the quarter was $108.9 million, an increase of 71% from the second quarter of 2003. Net premium written increased 3% from the 2003 second quarter to $537 million driven primarily by the impact of favorable foreign exchange movement. A low level of large losses in the quarter compared with the year ago period contributed to a
9.6 point improvement in the loss ratio to 53.3%, among the lowest loss ratios in XL's history. The acquisition and operating expense ratios increased modestly and the combined ratio was 84.4%.

Life and Annuity Operations - Income from Life and Annuity Operations for the quarter was $19.5 million, an increase of 68% from the second quarter of 2003. Net premiums written increased $917 million to $968 million, largely reflecting the closing of a large, single premium annuity reinsurance transaction which contributed up-front premium of $898 million.

Financial Products and Services Operations

Total income contribution in the quarter more than doubled over the second quarter of 2003 to $37.8 million, comprised of $33.0 million from Financial Operations and $4.8 million from Life and Annuity activities. The majority of this increase resulted from a positive $47.7 million change in fair value of derivative form transactions, comprised of both increased premium and positive price and credit changes, which more than offset a $9.1 million decrease in underwriting profit and a $15.3 million reduction in equity in net income of financial affiliates. The decrease in equity in net income of financial affiliates was driven primarily by the Company's Primus Guaranty Ltd affiliate, reflecting a



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

negative change in the market value of its credit default swap portfolio in the quarter as compared to a positive change in the year ago quarter.

Corporate Items

Net investment income for the quarter increased 23% over the 2003 second quarter to $235.2 million, principally reflecting 25% year-over-year growth in invested assets. Equity in earnings of investment affiliates was $26.7 million, down 22% from the 2003 second quarter and down $43.6 million from the very strong results in the first quarter of 2004.

Net realized gains on investments were $8.8 million in the quarter compared with $93.7 million in the second quarter of 2003. The reduction in realized gains was driven primarily by lower realized gains on US dollar fixed income securities. Net unrealized gains on investments, net of tax were $158.6 million at June 30, 2004, compared with $743.8 million at March 31, 2004. The reduction in net unrealized gains was driven primarily by an increase in US dollar, UK Sterling and Euro interest rates during the quarter.

Total operating expenses in the quarter were $247.7 million, up 28% from the prior year quarter. The increase was driven primarily by costs associated with complying with Sarbanes-Oxley requirements, new business initiatives, the continuing build-out of the Company's global operations, as well as the unfavorable impact of foreign exchange movement. Compared with the first quarter of this year, expenses grew 1% in the quarter.

                                      # # #

A live on-line web cast of XL's call with analysts and investors to review the second quarter 2004 results will be held at 10:00 a.m. Eastern Time on July 29, 2004 at www.xlcapital.com. A telephone replay of the conference call will be available beginning at 1:00 p.m. Eastern Time on July 29, 2004 until 8:00 p.m. Eastern Time on August 5, 2004 by dialing (201) 612-7415 (account number: 7716 and conference I.D. number: 109136). An unaudited financial supplement relating to the Company's 2004 second quarter results is available on its website: www.xlcapital.com.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis.



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

This presentation contains forward-looking statements that involve inherent risks and uncertainties. Statements that are not historical facts, including statements about XL's beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates, and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) greater frequency or severity of claims and loss activity than XL's underwriting, reserving or investment practices anticipate based on historical experience or industry data; (b) developments in the world's financial and capital markets which adversely affect the performance of XL's investments or access to such markets; (c) changes in general economic conditions, including foreign currency exchange rates, inflation and other factors; and (d) the other factors set forth in XL's most recent reports on Form 10-K, Form 10-Q, and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.




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





                                                                            XL CAPITAL LTD
                                                                 SUMMARY CONSOLIDATED FINANCIAL DATA
                                                                      (U.S. dollars in thousands)

                                                         Three Months Ended                   Six Months Ended
  Income Statement Data:                                      June 30                             June 30
                                                             (Unaudited)                        (Unaudited)
                                                        2004             2003             2004              2003
                                                        ----             ----             ----              ----
Revenues:
Gross premiums written - general operations          $2,150,846        $1,855,038       $5,551,528         $4,846,087
                       - life and annuity operations    993,035            75,889        1,108,920            187,213
                       - financial operation             74,788           106,266          131,677            151,032

Net premiums written - general operations             1,738,728         1,403,713        4,523,489         3,751,488
                      - life and annuity operations     993,169            63,703        1,109,053           161,016
                      - financial operations             71,850           104,466          124,184           148,462

Net premiums earned - general operations              1,830,225         1,469,520        3,405,150         2,901,407
                     - life and annuity operations      994,048            70,482        1,110,980           163,253
                     - financial operations              34,024            35,807           66,612            62,780
Net investment income                                   235,177           190,551          463,523           382,455
Net realized gains on investments                         8,763            93,687          124,100            89,024
Net realized and unrealized gains (losses) on
  derivative instruments                                 42,140           (12,257)          53,737             2,236
Equity in net income of investment affiliates            26,733            34,306           97,109            61,104
Fee and other income                                      8,152             9,792           15,059            22,069
                                                    -----------       -----------      -----------       -----------
                                                     $3,179,262        $1,891,888       $5,336,270        $3,684,328
                                                    -----------       -----------      -----------       -----------
Expenses:
Net losses and loss expenses incurred                $1,099,910          $937,575       $2,063,854        $1,822,829
Claims and policy benefit reserves                    1,006,509            83,225        1,140,572           202,783
Acquisition costs                                       347,408           298,550          624,678           538,862
Operating expenses                                      247,716           193,908          493,016           384,427
Exchange losses (gains)                                  15,913           (23,352)           5,189           (26,054)
Interest expense                                         54,961            46,282           95,018            92,422
Amortization of intangible assets                         3,257               375            6,514               750
                                                    -----------       -----------      -----------       -----------
                                                     $2,775,674        $1,536,563       $4,428,841        $3,016,019
                                                    -----------       -----------      -----------       -----------

Net income before minority interest, income tax
   expense and equity in net (income) loss of
   insurance and insurance and financial
   affiliates                                          $403,588          $355,325         $907,429          $668,309

Minority interest                                         2,284             3,166            6,944             5,028
Income tax                                               31,176            11,009           66,533            31,039
Equity in net (income) loss of insurance and financial
  affiliates                                             (3,556)          (16,522)          (1,981)           24,565
                                                    -----------       -----------      -----------       -----------

Net income from operations                             $373,684          $357,672         $835,933          $607,677
Preference dividend                                     (10,080)          (10,013)         (20,160)          (20,161)
                                                    -----------       -----------      -----------       -----------
Net income available to ordinary shareholders          $363,604          $347,659         $815,773          $587,516
                                                    -----------       -----------      -----------       -----------


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


                                 XL CAPITAL LTD
                       SUMMARY CONSOLIDATED FINANCIAL DATA
                 (Shares in thousands, except per share amounts)

                                                             Three Months Ended              Six Months Ended
Income Statement Data (continued) :                               June 30                         June 30
                                                                 (Unaudited)                    (Unaudited)
                                                              2004           2003            2004           2003
                                                              ----           ----            ----           ----


Weighted average number of ordinary shares and
  ordinary shares and ordinary share equivalents:  Basic      137,655        136,791        137,568         136,527
                                                   Diluted    138,741        138,634        138,648         138,084

Per Share Data :
Net income available to ordinary shareholders                   $2.62          $2.51          $5.88           $4.25
                                                             --------       --------       --------        --------
Ratios - General insurance and reinsurance operations:
Loss ratio                                                      59.7%          63.2%          60.3%           62.1%
Expense ratio                                                   27.9%          29.0%          27.9%           27.1%
                                                             --------       --------       --------        --------
Combined ratio                                                  87.6%          92.2%          88.2%           89.2%
                                                             --------       --------       --------        --------




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


                                 XL CAPITAL LTD
                       SUMMARY CONSOLIDATED FINANCIAL DATA
                    (In thousands, except per share amounts)


Balance Sheet Data:                        As at June 30,     As at December 31,
                                               2004                 2003
                                            (Unaudited)          (Unaudited)
                                          ----------------   -------------------


Total investments available for sale          $23,599,996     $20,775,257

Net payable for investments purchased             312,680          96,571

Cash and cash equivalents                       2,744,878       2,403,121

Investments in affiliates                       1,898,462       1,903,341

Total assets                                   45,460,035      40,764,215


Unpaid losses and loss expenses                17,076,770      16,558,788

Deposit liabilities and policy benefit
  reserves                                      8,874,039       7,284,179

Notes payable and debt                          2,743,368       1,905,483

Total shareholders' equity                      7,076,572       6,936,915

Book value per ordinary share                      $47.40          $46.74





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


                                 XL CAPITAL LTD

                                 RECONCILIATION

The following is a reconciliation of the Company's (i) net income to 'net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit and investment derivative instruments, net of tax' (which is a non-GAAP measure, the "Exclusions") and (ii) annualized return on shareholders' equity (based on net income minus the Exclusions) to average ordinary shareholders' equity for the three and six months ended June 30, 2004 and 2003 (in millions, except per share amounts):



                                                                         Three Months Ended            Six Months Ended
                                                                               June 30                      June 30

                                                                             (Unaudited)                 (Unaudited)
                                                                         2004          2003          2004           2003
                                                                         ----          ----          ----           ----

Net income available to ordinary shareholders                              $ 363.6       $ 347.7       $ 815.8        $ 587.5

Net realized gains on investments, net of tax                                (13.7)        (96.5)       (121.3)         (82.2)
Net realized and unrealized gains on investment derivatives,
net of tax                                                                   (14.7)         (3.9)        (17.7)          (8.5)

Net realized and unrealized (gains) losses on credit derivatives,
  net of tax                                                                 (26.3)         21.3         (39.1)          21.9
                                                                        ------------------------------------------------------
Net income excluding net realized gains and losses on investments and net realized and unrealized gains losses on credit and
investment derivative instruments, net of tax                              $ 308.9       $ 268.6       $ 637.7        $ 518.7
                                                                        ======================================================
Per ordinary share results:

Net income available to ordinary shareholders                              $  2.62       $  2.51       $  5.88        $  4.25

Net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit and
investment derivative instruments, net of tax                              $  2.23       $1.94         $  4.60        $  3.76

Weighted average ordinary shares outstanding:
Basic                                                                        137.7         136.8         137.6          136.5
Diluted                                                                      138.7         138.6         138.6          138.1

Return on Ordinary Shareholders' Equity:
Average ordinary shareholders' equity                                    $ 6,702.1     $ 6,671.3     $ 6,489.2      $ 6,550.0

Net income excluding net realized gains and losses on investments and net unrealized gains and losses on credit and investment
derivative instruments, net of tax                                        $  308.9     $   268.6     $   637.7      $   518.7

Annualized net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on
credit and investment derivative instruments, net of tax                 $ 1,235.6     $ 1,074.4     $ 1,275.4      $ 1,037.5

Annualized Return on Ordinary Shareholders' Equity - Net income excluding net realized gains and losses on investments and net unrealized gains and losses on credit and investment derivative
instruments, net of tax                                                      18.4%         16.1%         19.7%          15.8%
                                                                        ======================================================



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

Comment on Regulation G

This press release contains the presentation of (i) 'net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit and investment derivatives, net of tax' and (ii) annualized return on ordinary shareholders' equity (based on net income minus the Exclusions) to average ordinary shareholders' equity. These items are "non-GAAP financial measures" as defined in Regulation G. The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included above.

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL's financial information in evaluating XL's performance. This presentation includes the use of 'net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit and investment derivatives, net of tax'. Investment derivatives include all derivatives entered into by XL other than weather and energy and credit derivatives (discussed further below).

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL's operations, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value without actual realization. In this regard, certain users of XL's financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains is largely opportunistic and are a function of economic and interest rate conditions. In addition, with respect to credit derivatives, because XL generally holds its financial guarantee contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies in the financial guarantee business) as the changes in fair value each quarter are not indicative of underlying business performance of XL's financial guarantee operations. Unlike these credit derivatives, XL's weather and energy derivatives are actively traded (i.e., they are not held to maturity) and are, therefore, not excluded from net income as any gains or losses from this business are considered by management when evaluating and managing the underlying business.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing net income (loss) exclusive of the items mentioned above enables investors and other users of XL's financial information to analyze XL's performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income
(loss) makes it much more difficult for users of XL's financial information to evaluate XL's underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies who follow XL (and the insurance industry as a whole) exclude these items from



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


their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Return on average ordinary shareholder's equity ("ROE"), excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit and investment derivative instruments, net of tax (the "Exclusions"), is a widely used measure of any company's profitability. Annualized return on average ordinary shareholders' equity (minus the Exclusions) is calculated by dividing annualized net income minus the Exclusions for any period by the average of the opening and closing ordinary shareholder's equity. The Company establishes target ROE's for its total operations, segments and lines of business. If the Company's ROE return targets are not met with respect to any line of business over time, the Company seeks to re-evaluate these lines. In addition, the Company's compensation of its senior officers is significantly dependant on the achievement of the Company's performance goals to enhance shareholder value which include ROE.




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